Exhibit 99.1

ANNUAL MEETING OF STOCKHOLDERS
OF
PHYTOMEDICAL TECHNOLOGIES, INC.
AGENDA
NOVEMBER 10, 2011

A. Call the Meeting to Order

1. Introductions
2. Instructions on Rules of Conduct and Procedures
3. Proof of Notice of Meeting
4. Proxies; Existence of Quorum

B. Proposals and Discussion

1.           The election of two directors to the Board of Directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and have qualified or their earlier resignation, for which each of Messrs. Amit S. Dang and Jeet S. Sidhu are nominees;

2.           Approval of an amendment to the Company’s Articles of Incorporation, as amended, to change the name of the Company to “Ceres Ventures, Inc.”;

3.           Authorization of the Board of Directors to execute a reverse stock split of the Company's common stock on the basis of one-for-fifty;

4.           Ratification of the appointment of Peterson Sullivan, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2011;

5.           Transaction of any and all other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

C. Voting

1. Opening of Polls
2. Voting on Proposals
3. Closing of Polls

D. Results of Voting

E. Adjournment

F. Management Presentation

G. Questions and Answers
If you have sent in your proxy card your shares will be voted accordingly.

PLEASE DO NOT SIGN A BALLOT AT THIS MEETING UNLESS YOU WANT TO CHANGE THE WAY YOU VOTED ON YOUR PROXY.

RULES AND PROCEDURES FOR THE CONDUCT OF ANNUAL MEETING

We would like to welcome you to the 2011 Annual Meeting of Stockholders of PhytoMedical Technologies, Inc. In fairness to all stockholders in attendance and in the interest of an orderly meeting, we require that you honor the following rules of conduct:

1. All stockholders and proxy holders must register at the reception desk before entering the room for the meeting.

2. The taking of photographs and use of audio or video recording equipment is prohibited.

3. The meeting will follow the Agenda provided to all stockholders upon entering the meeting.

4. Only stockholders of record or their proxy holders may address the meeting.

5. All questions and comments should be directed to the President of the meeting.
You may address the meeting only after you have been recognized.

6. If you wish to address the meeting, please raise your hand. Upon being recognized, please state your name clearly, your status as a stockholder or a proxy holder and present your question or comment.

7. Each speaker is limited to a total of no more than three questions or comments, no more than one of which may be on any single topic and each of which must be no more than one minute in length.

8. Please permit each speaker the courtesy of concluding his or her remarks without interruption.

9. The views and comments of all stockholders are welcome. However, the purpose of the meeting will be observed and the President will stop discussions that are:

• irrelevant to the business of the company or the conduct of its operations;
• related to pending or threatened litigation;
• derogatory references which are not in good taste;
• unduly prolonged (longer than one minute);
• substantially repetitious of statements made by other stockholders; or
• discussions related to personal grievances.